UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 1, 2011

VIROLAB, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-54059	27-2787170
(State or other jurisdiction Of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1840 Gateway Drive, Suite 200, Foster City, CA	94404
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 283-2653

Not Applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR.230.425)

❒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items 1.01 and 5.02  Entry into a Material Definitive Agreement and Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective July 1, 2011, Virolab, Inc. (the “Company”) entered into a four-year employment agreement with Mohammed A. Salem, Ph.D., as the Executive Vice President of Regulatory Affairs and Quality (“EVP Regulatory”) of the Company. Before joining Virolab, Dr. Salem served as Principal of Global Regulatory Affairs, Compliance and Quality Assurance for Strategic Regulatory Consulting in Lexington, MA, beginning in October 2010. From September 2006 through February 2010, Dr. Salem was Vice President, Regulatory Affairs and Quality Assurance at AMAG Pharmaceuticals. Earlier in his career he served as Vice President of Regulatory Affairs & Head of U.S. Regulatory Affairs at Fresenius Biotech North America; Director of Regulatory Affairs at Sepracor, Inc.; Manager of Regulatory Affairs at Biogen and Director of Regulatory Affairs and Development at Boston Life Sciences.  Dr. Salem received his Ph.D. in Biochemistry from the University of Nebraska Medical Center, his M.S. in Biological Chemistry from the University of Michigan Medical School and his B.S. in Biochemistry from Kuwait University.

The employment agreement with Dr. Salem provides that, upon completion of five million dollars in financing, the Company shall begin to pay Salem a base salary of $220,000 per year, to be paid at the times and subject to the Company’s standard payroll practices, subject to applicable withholding.  Base salary shall be reviewed at least annually, and increased as determined by the Board.  So long as Dr. Salem has not been terminated for cause, as defined in the employment agreement, he will be eligible for bonus compensation, payable immediately following completion of the Company’s financial statements for each full fiscal year, commencing with the 2012 fiscal year. Dr. Salem’s annual bonus target shall be 40% of his base salary, as adjusted from time to time, based upon the Company’s achieving 100% of certain financial metrics (“Plan Targets”) to be determined by the Board.

In consideration of the services, the Company agreed to issue a non-qualified option to Dr. Salem to purchase 400,000 shares of the Company’s common stock at an exercise price of $0.10 per share, vesting over a four year period. The stock option shall vest with respect to 6.25% of the total number of shares which are the subject of the option (25,000 shares) three (3) months after the effective date of the agreement, thereafter the remaining shares granted under the option shall vest ratably on a monthly basis (8,333 shares per month) at the end of each month over a 45-month period.  Notwithstanding the foregoing, in the event of a closing of a Change of Control transaction, all options from this agreement and others shall immediately vest and become fully exercisable.

If after ninety days of employment Dr. Salem is terminated other than for “Cause” or if he resigns as a result of a “Constructive Termination,” then Dr. Salem shall be offered, in exchange for a release of all claims, a lump sum severance payment equal to six months base salary and a lump sum payment equal to 50% of all bonus payments made in the 12 months prior to the end of employment date, as then determined. The amount of the lump sum severance payment shall increase by 1 month after each full year of continuous employment, up to a maximum severance payment of 12 months base salary.

Item 9.01 Financial Statements and Exhibits

EXHIBIT NUMBER	DESCRIPTION

10.1	Employment Agreement effective July 1, 2011 between Virolab, Inc. and Mohammed A. Salem

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: July 7, 2011

VIROLAB, INC.
	By:	/s/ JAMES A.D. Smith
James A.D. Smith
Chief Executive Officer